Exhibit 10.8

Letter of Undertaking on Protecting the Independence of the Company

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), during the period of being the controlling shareholder of the Issuer, to protect the independence of the Issuer, makes the following undertakings:

1. While the Company is the controlling shareholder of the Issuer, the Company will ensure that the Issuer remains independent from the Company and its related parties1 in terms of business, assets, finance, personnel, and governance bodies, among others.

2. The Company undertakes to not make use of the controlling shareholder status of the Issuer to harm the Issuer’s legitimate interests;

3. While the Company is the controlling shareholder of the Issuer, the Company and other companies controlled by the Company will restrain from all illegal occupation of the Issuer’s funds and assets and will in no event require the Issuer and its controlled companies to provide any form of guarantee or financial support to the Company, except where the Issuer is the beneficiary of the guarantee;

4. The Company agrees that if the Company violates the above undertakings and thus causes losses to the Issuer, the Company will compensate the Issuer in full for all losses suffered in a timely manner.

This letter of undertaking takes effect upon being signed by the Company.

1 The term “related parties” under this letter of undertaking is defined in the “Rules of the Shanghai Stock Exchange for Listing of Stocks on the Science and Technology Innovation Board” and “Accounting Standards for Business Enterprises”.

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DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020